Exhibit 99.1

Cheniere Energy Reports Fourth Quarter and 2007 Results

HOUSTON--(BUSINESS WIRE)--Cheniere Energy, Inc. (AMEX: LNG) reported a net loss of $52.6 million, or $1.14 per share (basic and diluted), for the fourth quarter of 2007 compared with a net loss of $93.3 million, or $1.71 per share (basic and diluted), during the corresponding period in 2006. For the year ended December 31, 2007, Cheniere reported a loss of $181.8 million, or $3.60 per share (basic and diluted) compared to a net loss of $145.9 million, or $2.68 per share (basic and diluted), for the comparable period 2006.

Results for the quarter and year ended December 31, 2007 were primarily impacted by costs associated with the continued development of our LNG terminal platform and related pipeline infrastructure, including construction of the Sabine Pass LNG receiving terminal and Creole Trail pipeline, the expansion of our organization in preparation for operations and financing activities, including the formation of Cheniere Energy Partners, L.P.

“We are very pleased with the progress we have made on the development of our platform,” said Charif Souki, Chairman and CEO. “After approximately three years of construction, the Sabine Pass LNG receiving terminal is scheduled to come on line in the second quarter of 2008 with an initial send out capacity of 2.6 Bcf/d and storage capacity of 10.1 Bcf. The Creole Trail pipeline, designed to provide 2.0 Bcf/d takeaway capacity from the terminal, is also scheduled to come on line concurrently with the initial start up of the Sabine Pass LNG receiving terminal. Construction will continue in order to expand the terminal to a total send out capacity of 4.0 Bcf/d and total storage capacity of 16.8 Bcf by second quarter 2009. Construction is on track and on budget.”

2007 Results

Significant events during the year include:

  Continued construction on the Sabine Pass LNG receiving terminal
  Continued construction on the Creole Trail pipeline
  Completion of initial public offering of Cheniere Energy Partners, L.P.
  Share buyback related to options on previous $325 million convertible senior unsecured notes

Results were primarily impacted by LNG receiving terminal and pipeline development costs and G&A expenses. Loss from operations was $163.9 million in 2007 compared to $75.9 million in 2006. LNG receiving terminal and pipeline development expenses increased from $12.1 million in 2006 to $34.7 million in 2007. Expenses primarily include salaries for employees developing the Sabine Pass LNG receiving terminal and Creole Trail pipeline. General and administrative costs increased from $58.0 million in 2006 to $122.0 million in 2007. The increase in expenses is primarily due to expansion of our corporate and marketing operations and includes non-cash compensation expense related to the expensing of stock options and restricted stock beginning in 2006. The number of employees has increased from 237 in 2006 to 376 in 2007. Interest expense increased from $54.0 million in 2006 to $104.6 million in 2007 due to an increase in average debt outstanding year over year. Interest income increased from $49.1 million in 2006 to $82.6 million in 2007 due to an increase in the average outstanding cash balance year over year.

At December 31, 2007, Cheniere had unrestricted cash and cash equivalents of $296.5 million compared to $463.0 million at December 31, 2006. The primary sources of cash and cash equivalents during 2007 were the receipt of $203.9 million in net proceeds from the sale of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (AMEX:CQP) common units to the public and receipt of $391.7 million in net proceeds from a $400 million term loan in May 2007. The primary use of the proceeds from the term loan was to purchase 9,175,595 shares of the Company’s common stock at a cost of $325.0 million. Another significant use of cash was for the construction of the Creole Trail pipeline, with costs incurred through December 31, 2007 of $422.2 million. Estimated costs for construction of the Creole Trail pipeline, before financing costs, are approximately $550 million.

At December 31, 2007, Cheniere held restricted cash, cash equivalents and treasury securities totaling $770.2 million, which was comprised of $420.4 million dedicated to the completion of the construction of the Sabine Pass LNG receiving terminal including the expansion to 4 billion cubic feet per day of throughput capacity, $212.8 million reserved for interest payments on the Sabine Pass LNG, L.P. senior secured notes, $75.7 million as a reserve for distributions to Cheniere Partners’ common unit holders and $61.3 million related to various other legal restrictions. Estimated costs, before financing costs, for construction of the Sabine Pass LNG receiving terminal are approximately $1.4 billion. Costs incurred through December 31, 2007 were $1.0 billion.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the period ended December 31, 2007, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Cheniere Energy, Inc.
Selected Financial Information
(in thousands) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)

Revenues	$638	$800	$647	$2,371
Operating costs and expenses
LNG receiving terminal and pipeline development expenses	8,300	5,368	34,656	12,099
Exploration costs	84	1,049	1,116	3,138
Oil and gas production costs	107	71	358	237
Impairment of fixed assets	—	—	18	1,628
Depreciation, depletion and amortization	1,870	1,051	6,393	3,131
General and administrative expenses	36,946	20,343	122,046	58,012
Total operating costs and expenses	47,307	27,882	164,587	78,245

Loss from operations	(46,669)	(27,082)	(163,940)	(75,874)

Loss on Early Extinguishment of Debt	—	(43,159)	—	(43,159)
Derivative loss	—	(20,026)	—	(20,070)
Interest expense	(24,172)	(20,849)	(104,557)	(53,968)
Interest income	15,680	18,107	82,635	49,087
Other income (expense)	1,291	(309)	660	176
Income tax provision	—	—	—	(2,045)
Minority interest	1,222	—	3,425	—
Net loss	$(52,648)	$(93,318)	$(181,777)	$(145,853)

Net loss per common share—basic and diluted	$(1.14)	$(1.71)	$(3.60)	$(2.68)

Weighted average number of common shares outstanding—basic and diluted	46,274	54,607	50,537	54,423

	December 31,	December 31,
	2007	2006

Cash and Cash Equivalents	$296,530	$462,963
Restricted Cash and Cash Equivalents	228,085	176,827
Other Current Assets	75,997	10,183
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities
	542,148	1,071,722
Property, Plant and Equipment, Net	1,645,112	748,818
Debt Issuance Costs, Net	44,005	41,545
Goodwill	76,844	76,844
Other Assets	53,578	15,586
Total Assets	$2,962,299	$2,604,488

Current Liabilities	$173,101	$61,939
Long-Term Debt	2,757,000	2,357,000
Deferred Revenue	40,000	41,000
Other Liabilities	8,637	1,302
Minority Interest	285,675	—
Stockholders’ (Deficit) Equity	(302,114)	143,247
Total Liabilities and Stockholders’ (Deficit) Equity	$2,962,299	$2,604,488

(1) Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
Cheniere Energy, Inc., Houston
Investors:
Christina Cavarretta, 713-375-5100
or
Media:
Kim Hull, 713-375-5105